Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-130828 on Form S-8 of our report dated March 29, 2006, relating to the financial statements of State National Bancshares, Inc. and its subsidiaries appearing in this Annual Report on Form 10-K of State National Bancshares, Inc. for the year ended December 31, 2005.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
March 29, 2006